Exhibit 99.1

Contact:	Gregg M. Schmidt
302-999-3330
gregg.m.schmidt@dupont.com

DuPont Completes Sale of its Performance Coatings Business
WILMINGTON, Del., Feb. 1, 2013 – DuPont (NYSE:DD) announced today that it has completed the sale of DuPont Performance Coatings (DPC) for $4.9 billion in cash (about $4.0 billion after-tax) and the assumption of certain liabilities to global alternative asset manager The Carlyle Group. DPC is a global supplier of vehicle and industrial coating systems.
“We intend to use a portion of the proceeds from the sale of the DPC business to buy back $1 billion of the company’s common stock during the first half of this year,” said Executive Vice President and Chief Financial Officer Nicholas C. Fanandakis. “Additionally, we anticipate using the remaining portion of the DPC sale proceeds to further strengthen our balance sheet, which should give us flexibility to invest in future selective growth opportunities.”
DuPont remains committed to serving the automotive industry following this transaction and expects to generate more than $3 billion in sales of advanced materials to the auto industry annually.
DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802. The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment. For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.
Forward-Looking Statements: This news release contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “estimates” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company’s growth strategy, product development, regulatory approval, market position, anticipated benefits of acquisitions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward-looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; inability to protect and enforce the company's intellectual property rights; and integration of acquired businesses and completion of divestitures of underperforming or non-strategic assets or businesses. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.
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2/1/13